UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2021

Odyssey Marine Exploration, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-31895	84-1018684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

205 S. Hoover Blvd., Suite 210
Tampa, Florida 33609
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (813) 876-1776

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	OMEX	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

On October 4, 2021, Odyssey Marine Exploration, Inc. (“Odyssey”) and certain of its affiliates (collectively with Odyssey, the “Odyssey Parties”) and Monaco Financial, LLC and certain associated entities (collectively with Monaco, the “Monaco Parties”) entered into a Termination and Settlement Agreement (the “Termination Agreement”). The Odyssey Parties and the Monaco Parties were parties to various loan arrangements and other commercial contractual relationships, and the purposes of the Termination Agreement were to terminate the loan agreements and contractual relationships and to settle the outstanding obligations thereunder among the Odyssey Parties, on the one hand, and the Monaco Parties, on the other hand.

Pursuant to the Termination Agreement, the loan agreements and contractual relationships were terminated, and Odyssey agreed to (a) issue 984,848 shares of Odyssey’s common stock (the “Settlement Shares”) to Monaco and (b) pay Monaco an aggregate amount of $3.0 million (the “Settlement Cash”) no later than December 1, 2021. The Settlement Shares were issued at a price equal to $6.60 per share, which was negotiated by the parties with reference to the recent market prices of Odyssey’s common stock and the other terms of the Termination Agreement. Odyssey delivered $500,000 of the Settlement Cash to Monaco upon execution and delivery of the Termination Agreement. At Monaco’s option, Monaco has the right, but not the obligation, to receive the remaining $2.5 million in shares of Odyssey’s common stock rather than in cash. If Monaco exercises the right, Odyssey will issue to Monaco the number of shares determined by dividing $2.5 million by the greater of $4.95 or 90% of the then-applicable five-day volume-weighted average price per share of common stock. Under the terms of the Termination Agreement, (a) the Monaco Parties agreed that approximately $14.5 million of indebtedness owed by the Odyssey Parties to the Monaco Parties was satisfied in full and (b) certain of the Monaco Parties assigned to Odyssey all of their right, title, and interest in a portion of the proceeds from a specified shipwreck project. If received by Odyssey, these proceeds will be applied to the $2.5 million obligation. As a result of the termination of the loan agreements and contractual relationships, (x) Odyssey’s right to receive a percentage of the proceeds derived by the Monaco Parties from certain shipwreck projects was terminated, and (y) Monaco’s option to convert certain indebtedness held by it into shares of Oceanica Resources, S. de R.L. held indirectly by Odyssey was terminated. The Termination Agreement also sets forth mutual releases and other customary representations, warranties, and covenants of the parties.

The shares of common stock issuable under the Termination Agreement were offered and sold pursuant to a base prospectus and a prospectus supplement, both filed pursuant to Odyssey’s shelf registration statement on Form S-3 (File No. 333-227666). The legal opinion and consent of Akerman LLP relating to the shares of common stock is filed as Exhibit 5.1 hereto.

The foregoing description of the Termination Agreement is a summary and does not purport to be a complete description of all the terms of the Termination Agreement and is qualified in its entirety by reference to the Termination Agreement, a copy of which is attached hereto as Exhibit 10.1.

Item 1.02	Termination of a Material Definitive Agreement.

The disclosure set forth above under Item 1.01 (Entry Into a Material Definitive Agreement) is hereby incorporated by reference into this Item 1.01.

Item 8.01	Other Events.

On October 5, 2021, Odyssey issued a press release announcing the matters described in Item 1.01 above and other information. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

The information in Exhibit 99.1 is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits.

5.1	Opinion Letter of Akerman LLP.

10.1	Termination and Settlement Agreement, dated October 4, 2021.

99.1	Press release issued by Odyssey on October 5, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ODYSSEY MARINE EXPLORATION, INC.

Dated: October 5, 2021	By:	/s/ Christopher E. Jones
Christopher E. Jones
Chief Financial Officer